Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 16, 2015 with respect to the consolidated financial statements of Grant Company, Inc. as of December 31, 2013 and 2012 and for the years then ended included in the Current Report on Form 8-K/A of Nexstar Broadcasting Group, Inc. We consent to the incorporation by reference of said report in the Registration Statements of Nexstar Broadcasting Group, Inc. on Form S-3 (File No. 33-184743) and on Forms S-8 (File No. 33-185632, File No. 33-137127 and File No. 33-117166).

/s/ Grant Thornton LLP
Fort Lauderdale, Florida
August 3, 2015